Exhibit 99.2

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces Fiscal Year Results

Richmond, VA, June 6, 2006 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that net income for the fiscal year ended March 31, 2006, was $7.9 million, or $.31 per diluted share, compared to $96 million, or $3.73 per diluted share last year. Restructuring and impairment charges and lower operating income in each of the Company’s business segments negatively impacted results for the fiscal year. The Company recorded $57.5 million ($46.3 million after taxes or $1.78 per diluted share) in restructuring and impairment charges related to the closure of its tobacco processing plant in Danville, Virginia, its overhead reduction program, and its investment in Zimbabwe. For the quarter, the Company reported a net loss of $24.7 million, or $.96 per diluted share, compared to net earnings of $33.8 million, or $1.31 per diluted share, in the fourth quarter of fiscal year 2005. Restructuring and impairment charges for the quarter were $33.6 million ($30.7 million after taxes, or $1.19 per diluted share).

The Company deconsolidated its operations in Zimbabwe as of January 1, 2006, under U.S. accounting requirements that apply under certain conditions to foreign subsidiaries that are subject to foreign exchange controls and other government restrictions. After deconsolidation, the Company recorded a non-cash charge of $29.2 million to adjust the investment in those operations to estimated fair value. There was no tax benefit associated with this charge. The investment is now accounted for using the cost method and is reported on the balance sheet in investments in unconsolidated affiliates. Business operations in Zimbabwe were not impacted by the financial reporting change or the non-cash charge, and the Company intends to continue its operations there. In the third quarter of fiscal year 2006, Universal closed its Danville, Virginia, processing plant and incurred a restructuring charge of $23.9 million. Additional charges of $4.4 million were recorded in the fourth quarter related primarily to that closure. Revenues were $853 million in the quarter and $3.5 billion for the year compared to $826 million and $3.3 billion, respectively, in the prior year.

Tobacco segment results for the year were down by $39.6 million, or about 20%, compared to the prior year due primarily to poor results in South America and Africa. Higher costs due to the relative strength of the Brazilian currency and the poor quality of the crop, caused by adverse weather conditions, combined to reduce operating margins in South America. In Africa, results were impacted by incremental currency remeasurement and exchange losses totaling about $17 million, expenses associated with the factory start-up in Mozambique of approximately $4.2 million, higher overhead costs, and lower margins on burley tobacco sales due to pricing pressures associated with the overhang from the large Malawi burley crop in 2004. In addition, the Company’s flue-cured growing projects in Malawi and Zambia were negatively impacted by low crop yields caused by inadequate rainfall. The Zambian projects also suffered higher labor and operating costs generated by the substantial appreciation of the Zambian currency. However, results were also impacted by increased volume from Tanzania and from carryover shipments of the Malawi crop from fiscal year 2005. Tobacco segment results for fiscal year 2006 also included incremental provisions of about $26.2 million for uncollectible farmer advances, primarily in Brazil and Africa. In addition, sales volumes of blended strips were lower for the year due to a sharp decline in demand for that product.

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Universal Corporation

Although overall tobacco segment operating income was down, results for U.S. operations were improved. U.S. operations benefited from operating efficiencies, higher sales volumes and, in the fourth quarter, savings from the closing of the Danville plant. Prior year results reflected a charge of $14.9 million for European Commission fines on subsidiaries of the Company related to tobacco buying practices in Spain, which reduced results for that period by $.58 per diluted share. Tobacco revenues increased for the year by about 7% primarily because of carryover shipments of the Malawi crop from fiscal year 2005 and an increase in prices for Brazilian tobacco related to the stronger Brazilian currency.

For the fourth fiscal quarter, tobacco segment operating results were down by about $34.3 million from the comparable period in fiscal year 2005. The decline was primarily caused by higher provisions for uncollectible farmer advances of about $19.5 million, mostly in Brazil and Africa, the continued effects of the poor Brazilian crop, and lower margins and higher overhead costs in Africa. Currency-related losses in Africa were about $9 million higher than in the previous year. In addition, the fourth quarter of fiscal year 2005 benefited from shipments of Malawian tobacco that were delayed from earlier quarters. In fiscal year 2006, those shipments were not delayed, causing a decline in the fourth quarter comparison to fiscal year 2005.

The Company did not record a charge for the European Commission fine of €30 million (about $36 million) related to green tobacco buying practices in Italy, which was announced in October 2005. The Company and its Italian subsidiary, Deltafina, were jointly assessed the fine after the European Commission revoked Deltafina’s conditional immunity, which had been granted in 2002. Based on consultation with outside counsel, management believes that the terms of the immunity agreement were not breached and that immunity will be restored through the appeal of the decision in the courts. The Company and Deltafina each have appealed the decision to the Court of First Instance of the European Communities.

Lumber and building products operations rebounded in the quarter as margins improved, but the annual results for this segment were $6 million lower than last year. The lower results for the year were due to ongoing price pressure from DIY retailers negatively affecting margins in retail supply. The decline in retail supply margins was partly offset by improved results in the construction supply market, which benefited from increased sales volume and higher margins due to good cost control for the year. Revenues in the lumber and building products segment increased by 4% in fiscal year 2006 and in the fourth quarter, primarily because of acquisitions and improved conditions in construction supply markets.

Agri-product results were down $8.1 million for the year due to losses from market price declines in both sunflower seeds and almonds. These charges totaled $17.2 million, of which $5.4 million was recorded in the fourth quarter of fiscal year 2006. The charges in nuts were primarily due to a market price decline in almonds, created by an oversupply from the 2005 California crop. U.S. sunflower seed crop yields were substantially higher than the prior year, which generated a market oversupply and significant price declines. These charges were partially offset by the favorable resolution of a lawsuit related to sunflower seeds during fiscal year 2006. Excluding the losses from market price declines, agri-products results for the year were much higher than last year due to improved market conditions in rubber, cashews, and seeds. Agri-products revenues increased for the year due to higher synthetic rubber sales and increased volumes in dried fruits and nuts.

For the year, lower incentive compensation accruals, lower executive benefit costs, and a currency gain on a foreign withholding tax refund generated a reduction in corporate costs of $6.4 million. Interest expense was substantially higher for the quarter and year due to increased borrowing levels and higher short-term interest rates.

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Universal Corporation

The following table summarizes some of the major factors contributing to the net decrease in earnings for the fourth quarter and for fiscal year 2006, compared to the corresponding periods of the prior year.

(In millions, except per share amounts)	Fourth Quarter	Fiscal Year
Tobacco segment
Higher provisions for losses on farmer advances	$19.5	$26.2
Incremental African currency remeasurement and exchange losses	9.3	17.0
Mozambique factory start-up costs		4.2
European Commission fines in the prior year		(14.9)

Net decrease in tobacco segment earnings	28.8	32.5

Agri-products segment
Losses from market price declines in almonds and sunflower seeds	5.4	17.2
Favorable resolution of lawsuit	(1.6)	(4.0)

Net decrease in agri-products segment earnings	3.8	13.2

Other
Restructuring and impairment charges	33.6	57.5
Reduction in corporate overhead		(6.4)

Decrease in operating income	$66.2	$96.8

Increase in interest expense	5.4	23.0

Decrease in income before income taxes and other items	71.6	119.8

Decrease in net income	$52.4	$79.3

Decrease in diluted earnings per share	$2.04	$3.05

The consolidated effective income tax rate for the current fiscal year was 90% compared to 41% for the prior year. There was no tax benefit associated with the impairment charge to reduce the Company’s investment in its Zimbabwe operations, which significantly increased the effective income tax rate for the quarter and for the year. In addition, the Company’s effective tax rate remains above the statutory U.S. rate due to excess foreign taxes recorded in countries where the tax rate exceeds the U.S. rate, and local tax expense recorded by a foreign subsidiary with a U.S. dollar loss for the current fiscal year.

Many of the unfavorable items included in the fiscal year 2006 results were non-cash charges. Most of the restructuring and impairment charges of $57.5 million did not involve any cash payment nor did most of the $43 million in losses related to farmer advances and agri-product market price declines. Cash flow from operations was about $63 million, an improvement of about $150 million over fiscal year 2005, primarily because of a lower investment in working capital. The Company was in compliance with its debt covenants as of March 31, 2006.

In addition, the Company announced in March that as part of its strategy for enhancing shareholder value, management routinely evaluates alternatives, including acquisitions, divestitures, and strategic alliances, in each of its business units, and that it had considered an offer for a substantial portion of its non-tobacco operations. Management is still in discussions regarding that offer. However, there can be no assurance that such discussions will ultimately result in a transaction.

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Universal Corporation

Mr. King stated, “Fiscal year 2006 was extremely difficult with challenges in virtually all of the Company’s business arenas. In addition to the impact on sales and margins of a poor quality Brazilian crop and the strength of the Brazilian currency, results for the fiscal year were depressed by reduced yields on certain African crops from drought conditions, the sharp decline in demand for our blended strip products, foreign exchange losses, losses on farmer advances, and market pricing issues in almonds and sunflower seeds. However, during the year, we saw the successful start-up of our new factory in Mozambique, and we also rationalized our U.S. operations, undertook a program to significantly reduce overhead and began the process of reevaluating the viability of our growing projects in Africa. As a result of these actions and the adjustment of our investment in Zimbabwe to fair value in fiscal year 2006, which caused $57.5 million in restructuring and impairment costs, we expect to reduce operating costs by $25 million. While our initiatives in fiscal year 2006 will benefit fiscal year 2007 results and we believe that our business is fundamentally sound, more work remains. In the coming months, we will take several additional steps to improve the Company’s performance:

•	Reduce excess leaf production in Brazil and Africa in order to reduce capital employed and improve performance,

•	Reduce capital spending and working capital investment to improve cash flow and economic profit,

•	Review marginal operations, including growing projects, for possible rationalization, and

•	Continue to control costs.

As we disclosed on March 13, we are cooperating with the appropriate U.S. authorities in investigating potential violations of law reported on the Company’s ethics complaint hotline, and we are taking steps to ensure that no such problems will occur in the future. We are committed to operating at all times within the bounds of the law, and the Company’s own ethics policies. We will continue to emphasize adherence to the highest moral and ethical standards.”

Additional information

The information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2005.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for two months. A taped replay of the call will also be available for two weeks by dialing 888-203-1112.

Universal Corporation (UVV:NYSE) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on March 31, 2006, were approximately $3.5 billion.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$853,105	$826,399	$3,511,332	$3,276,057

Costs and expenses
Cost of goods sold	714,264	648,202	2,932,170	2,664,687
Selling, general and administrative expenses	116,053	112,635	417,346	387,906
Restructuring and impairment costs	33,602	—	57,463	—
European Commission fines	—	—	—	14,908

Operating income (loss)	(10,814)	65,562	104,353	208,556
Equity in pretax earnings of unconsolidated affiliates	10,532	5,811	15,263	15,649
Interest expense	21,128	15,768	81,293	58,252

Income (loss) before income taxes and other items	(21,410)	55,605	38,323	165,953
Income taxes	7,645	18,938	34,403	68,197
Minority interests	(4,331)	2,901	(4,020)	1,743

Net income (loss)	$(24,724)	$33,766	$7,940	$96,013

Earnings (loss) per common share - basic	$(0.96)	$1.32	$0.31	$3.76

Earnings (loss) per common share - diluted	$(0.96)	$1.31	$0.31	$3.73

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2006	March 31, 2005
	(Unaudited)
ASSETS

Current
Cash and cash equivalents	$66,632	$58,625
Accounts receivable, net	466,013	494,963
Advances to suppliers, net	121,355	171,906
Accounts receivable - unconsolidated affiliates	19,215	4,759
Inventories - at lower of cost or market:
Tobacco	666,708	609,114
Lumber and building products	170,331	167,333
Agri-products	166,122	172,448
Other	49,596	42,473
Prepaid income taxes	3,943	5,504
Deferred income taxes	22,078	6,875
Other current assets	50,605	54,808

Total current assets	1,802,598	1,788,808

Property, plant and equipment - at cost
Land	72,617	78,127
Buildings	398,395	395,077
Machinery and equipment	704,503	746,198

	1,175,515	1,219,402
Less accumulated depreciation	(593,418)	(595,732)

	582,097	623,670

Other assets
Goodwill and other intangibles	136,130	138,053
Investments in unconsolidated affiliates	102,419	98,789
Deferred income taxes	95,183	85,014
Other noncurrent assets	182,914	150,990

	516,646	472,846

Total assets	$2,901,341	$2,885,324

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2006	March 31, 2005
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Notes payable and overdrafts	$448,601	$429,470
Accounts payable	332,732	299,452
Accounts payable - unconsolidated affiliates	2,996	279
Customer advances and deposits	98,871	48,634
Accrued compensation	33,995	35,621
Income taxes payable	12,026	32,866
Current portion of long-term obligations	8,585	123,439

Total current liabilities	937,806	969,761

Long-term obligations	762,201	838,687

Postretirement benefits other than pensions	45,560	43,459

Other long-term liabilities	136,082	131,885

Deferred income taxes	37,022	43,899

Total liabilities	1,918,671	2,027,691

Minority interests	17,799	35,245

Shareholders’ equity
Preferred stock:
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, authorized 5,000,000 shares, 200,000 issued and outstanding shares (none at March 31, 2005)	193,546	—
Common stock, no par value, authorized 100,000,000 shares, 25,715,109 issued and outstanding shares (25,621,539 at December 31, 2004, and 25,668,590 at March 31, 2005)	120,618	117,520
Retained earnings	697,987	733,763
Accumulated other comprehensive loss	(47,280)	(28,895)

Total shareholders’ equity	964,871	822,388

Total liabilities and shareholders’ equity	$2,901,341	$2,885,324

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Fiscal Year Ended March 31,
	2006	2005
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,940	$96,013
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	64,753	69,409
Amortization	3,386	4,724
Restructuring and impairment costs	57,463	—
Accrued liability for European Commission fines	—	14,908
Other	28,456	(18,281)
Changes in operating assets and liabilities	(98,670)	(253,896)

Net cash provided by (used in) operating activities	63,328	(87,123)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(74,217)	(105,757)
Purchase of business, net of cash acquired	(14,339)	(16,027)
Sales of property, plant, and equipment and other	24,794	(6,569)

Net cash used in investing activities	(63,762)	(128,353)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	56,684	139,440
Issuance of long-term debt	—	294,958
Repayment of long-term debt	(190,032)	(159,150)
Dividends paid to minority shareholders	(2,779)	(3,500)
Issuance of convertible preferred stock, net of issuance costs	193,546	—
Issuance of common stock	3,098	4,867
Dividends paid	(43,716)	(41,452)
Other	(973)	(853)

Net cash provided by financing activities	15,828	234,310

Effect of exchange rate changes on cash	(420)	481
Deconsolidation of Zimbabwe operations	(6,967)	—

Net increase in cash and cash equivalents	8,007	19,315
Cash and cash equivalents at beginning of year	58,625	39,310

Cash and cash equivalents at end of period	$66,632	$58,625

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco, lumber and building products, and agri-products. Because of the seasonal nature of these businesses, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

NOTE 2. GUARANTEES, OTHER CONTINGENT LIABILITIES, AND OTHER MATTERS

Guarantees and Other Contingent Liabilities

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At March 31, 2006, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $211 million. About 70% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks would result in a liability for the Company under the related guarantee; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $211 million, and any unpaid accrued interest. The accrual recorded for the value of the guarantees was approximately $8 million at March 31, 2006, and $7 million at March 31, 2005, respectively. In addition to these guarantees, the Company has contingent liabilities related to European Commission fines in Italy and other legal matters.

Zimbabwe

The Company deconsolidated its operations in Zimbabwe as of January 1, 2006, under U.S. accounting requirements that apply under certain conditions to foreign subsidiaries that are subject to foreign exchange controls and other government restrictions. After deconsolidation, the Company recorded a non-cash charge of $29.2 million to adjust the investment in those operations to estimated fair value. There was no tax benefit associated with this charge. The investment is now accounted for using the cost method and is reported on the balance sheet in investments in unconsolidated affiliates. Business operations in Zimbabwe were not impacted by the financial reporting change or the non-cash charge, and the Company intends to continue its operations there.

European Commission Fines and Other Legal Matters

European Commission Fines in Spain

In October 2004, the European Commission (the “Commission”) imposed fines on “five companies active in the raw Spanish tobacco processing market” totaling €20 million (approximately $25 million) for “colluding on the prices paid to, and the quantities bought from, the tobacco growers in Spain.” Two of the Company’s subsidiaries, including Deltafina, S.p.A. (“Deltafina”), an Italian subsidiary, were among the five companies assessed fines. In its decision, the Commission imposed a fine of €11.88 million (approximately $14.9 million) on Deltafina. Deltafina did not and does not purchase or process raw tobacco in the Spanish market, but was and is a significant buyer of tobacco from some of the Spanish processors. The Company recorded a charge of approximately $14.9 million in the second quarter of fiscal year 2005 to accrue the full amount of the fines assessed against the Company’s subsidiaries.

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Universal Corporation

In January 2005, Deltafina filed an appeal in the Court of First Instance of the European Communities. The appeal process is likely to take several years to complete, and the ultimate outcome is uncertain.

European Commission Fines in Italy

In 2002, the Company reported that it was aware that the Commission was investigating certain aspects of the leaf tobacco markets in Italy. Deltafina buys and processes tobacco in Italy. The Company reported that it did not believe that the Commission investigation in Italy would result in penalties being assessed against it or its subsidiaries that would be material to the Company’s earnings. The reason the Company held this belief was that it had received conditional immunity from the Commission because Deltafina had voluntarily informed the Commission of the activities that were the basis of the investigation.

On December 28, 2004, the Company received a preliminary indication that the Commission intended to revoke Deltafina’s immunity for disclosing in April 2002 that it had applied for immunity. Neither the Commission’s Leniency Notice of February 19, 2002, nor Deltafina’s letter of provisional immunity, contains a specific requirement of confidentiality. The potential for such disclosure was discussed with the Commission in March 2002, and the Commission never told Deltafina that disclosure would affect Deltafina’s immunity. On November 15, 2005, the Company received notification from the Commission that the Commission has imposed fines totaling €30 million (about $36 million) on Deltafina and the Company jointly for infringing European Union antitrust law in connection with the purchase and processing of tobacco in the Italian raw tobacco market.

The Company does not believe that the decision can be reconciled with the Commission’s Statement of Objections and facts. The Company and Deltafina each have appealed the decision to the Court of First Instance of the European Communities. Based on consultation with outside counsel, the Company believes it is probable that it will prevail in the appeals process and has not accrued a charge for the fine. Deltafina has provided a bank guarantee to the Commission in the amount of the fine in order to stay execution during the appeal process.

U.S. Foreign Corrupt Practices Act

As a result of a posting to the Company’s Ethics Complaint hotline alleging improper activities that involved or related to certain of the Company’s tobacco subsidiaries, the Audit Committee of the Company’s Board of Directors engaged an outside law firm to conduct an investigation of the alleged activities. That investigation revealed that there have been payments that may have violated the U.S. Foreign Corrupt Practices Act. At this time, the payments involved appear to have approximated $1 million over a five-year period. In addition, the investigation revealed activities in foreign jurisdictions that may have violated the competition laws of such jurisdictions, but the Company believes those activities did not violate U.S. antitrust laws. The Company voluntarily reported these activities to the appropriate U.S. authorities. On June 6, 2006, the Securities and Exchange Commission notified the Company that a formal order of investigation has been issued. The Company has initiated corrective actions, and such actions are continuing.

If the U.S. authorities determine that there have been violations of the Foreign Corrupt Practices Act, or if the U.S. authorities or the authorities in foreign jurisdictions determine there have been violations of other laws, they may seek to impose sanctions on the Company or its subsidiaries that may include injunctive relief, disgorgement, fines, penalties and modifications to business practices. It is not possible to predict at this time whether the authorities will determine that violations have occurred, and if they do, what sanctions they might seek to impose. It is also not possible to predict how the government’s investigation or any resulting sanctions may impact the Company’s business, financial condition, results of operations or financial performance, although such sanctions, if imposed, could be material to its results of operations in any quarter. The Company will continue to cooperate with the authorities in these matters.

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Universal Corporation

Other Legal Matters

In addition to the above-mentioned matters, various subsidiaries of the Company are involved in other litigation incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

NOTE 3. SEGMENT INFORMATION

Segments are based on product categories. The Company evaluates performance based on segment operating income and equity in pretax earnings of unconsolidated affiliates.

	Three Months Ended March 31		Year Ended March 31
	2006	2005	2006	2005
(in thousands of dollars)

SALES AND OTHER OPERATING REVENUES
Tobacco	$409,263	$395,958	$1,784,557	$1,672,938
Lumber and building products distribution	239,143	228,896	880,673	845,922
Agri-products	204,699	201,545	846,102	757,197

Consolidated total	$853,105	$826,399	$3,511,332	$3,276,057

OPERATING INCOME (LOSS)
Tobacco	$31,785	$66,079	$155,883	$195,517
Lumber and building products distribution	12,691	11,421	40,026	45,744
Agri-products	(2,862)	2,203	4,652	12,789

Total segment operating income	41,614	79,703	200,561	254,050

Less:
Corporate expenses	8,294	8,330	23,482	29,845
Equity in pretax earnings of unconsolidated affiliates	10,532	5,811	15,263	15,649
Restructuring and impairment costs	33,602	—	57,463	—

Consolidated total	$(10,814)	$65,562	$104,353	$208,556

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